Exhibit 4.8

Execution Version

NOMINATION AGREEMENT

This NOMINATION AGREEMENT, dated as of March 24, 2021 (this “Agreement”), is entered into by and among Arrival Group, a joint stock company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg, with registered office at 1, rue Peternelchen, L-2370 Howald, Grand Duchy of Luxembourg and registered with the Luxembourg register of commerce and companies under number B248209 (the “Company”), and Kinetik S.à r.l. a private limited liability company (société à responsabilité limitée) governed by the laws of the Grand Duchy of Luxembourg, with registered office at 1, rue Peternelchen, L-2370 Howald, Grand Duchy of Luxembourg and registered with the Luxembourg register of commerce and companies under number B191311 (the “Shareholder”).

WHEREAS, the Company has consummated the business combination and the other transactions (collectively, the “Transactions”) contemplated by the Business Combination Agreement (the “Business Combination Agreement”), dated as of November 18, 2020, by and among the Company, CIIG Merger Corp., a Delaware corporation (“CIIG”), Arrival S.à r.l., a private limited liability company (société à responsabilité limitée) governed by the laws of the Grand Duchy of Luxembourg, with registered office at 1, rue Peternelchen, L-2370 Howald, Grand Duchy of Luxembourg and registered with the Luxembourg register of commerce and companies under number B200789 (“Arrival”), and ARSNL Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which, among other things, Merger Sub merged with and into CIIG (with CIIG being the surviving entity and a wholly-owned subsidiary of the Company) in exchange for CIIG’s shareholders receiving ordinary shares of the Company (the “Ordinary Shares”);

WHEREAS, in its capacity as the holder of a majority of the outstanding equity interests of Arrival prior to the consummation of the Transactions, the Shareholder desires that, after giving effect to the Transactions, it will have representation on the board of directors of the Company (the “Board”) so as to create value for equityholders of the Company; and

WHEREAS, in furtherance of the foregoing, the Shareholder and the Company agree to restrict the director nomination rights with respect to the Company, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and of the mutual consents and obligations hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions. As used in this Agreement:

“Affiliate” means, with respect to any specified person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified person, through one or more intermediaries or otherwise.

“Articles” means the articles of association of the Company, as in effect as of the date hereof, as amended, restated, altered, or amended and restated from time to time.

“Director” means a director serving on the Board.

“General Meeting” has the meaning ascribed to such term in the Articles.

“Governmental Authority” means any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity (including any stock exchange), whether domestic or foreign.

“Independent Director” means a director who complies with the independence requirements for directors with respect to the Company (without reference to any applicable exemptions from such requirements, and without reference to any heightened requirements for service on the audit committee or compensation committee of the Board) for companies listed on the securities exchange on which the Ordinary Shares are listed.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any order or decision of an applicable arbitrator or arbitration panel.

“Ordinary Shares” shall mean the ordinary shares of the Company.

“Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity of any kind, whether domestic or foreign.

“Shareholder Director” has the meaning ascribed to such term in Section 2.1(b).

ARTICLE II

NOMINATION AGREEMENTS PRIOR TO NOMINATION TERMINATION TIME

Section 2.1    Board Nomination Rights.

(a)    Board Composition. The size of the Board shall be such number as approved by the shareholders of the Company at a General Meeting.

(b)    Shareholder Nominees. In connection with any General Meeting at which Directors are to be elected, or any adjournment or postponement thereof, the Shareholder shall have the right to propose for appointment a number of Directors that equals a majority of the Board (each such Director proposed for appointment by the Shareholder, a “Shareholder Director”). At least one-half of the Shareholder Directors must qualify as Independent Directors, subject to any independence requirements established by the listing rules of the stock exchange on which the Ordinary Shares are listed that would require a greater number of Shareholder Directors to qualify as Independent Directors, provided that the Shareholder shall not be required to nominate any additional Independent Directors unless and until all of the Directors, other than the Shareholder Directors, qualify as Independent Directors.

(i)    For so long as the Directors on the Board are divided into three classes, the Board will use reasonable efforts to apportion the Shareholder Directors among such classes so as to maintain the number of Shareholder Directors in each class as nearly equal as possible.

(ii)    For so long as the Company maintains an Audit Committee, Compensation Committee or Nominating Committee, such committees shall each include at least one Shareholder Director (but only to the extent such Director (A) qualifies as an Independent Director and (B) with respect to membership on the Audit Committee or Compensation Committee, meets the heightened independence requirements applicable to audit committees and compensation committees, as applicable, under the Securities Exchange Commission and within the context of the criteria established by the listing rules of the stock exchange on which the Ordinary Shares are listed).

(c)    Death; Retirement; Resignation; Removal; Vacancies. If a vacancy on the Board is caused by the death, retirement, resignation or removal of any Shareholder Director pursuant to this Section 2.1, then the Shareholder shall, to the fullest extent permitted by applicable Law, have the right to propose an individual to be appointed to fill such vacancy for the remainder of the deceased, retired, resigned or removed, as applicable, Director’s term, and the Company shall take all action to cause such Shareholder Director to be appointed to the Board.

(d)    Additional Nomination Procedures.

(i)     In connection with any General Meeting at which Directors are to be elected, the Company shall treat any Shareholder Director previously proposed for appointment in accordance with Section 2.1(b) and who is then in office as a Shareholder Director unless and until the Company receives contrary notice from the Shareholder. With respect to any person that will be proposed for appointment as a Shareholder Director for the first time at any General Meeting by the Shareholder, Shareholder shall propose such Shareholder Director for appointment by delivering to the Company a written statement at least 90 days prior to the one-year anniversary of the preceding annual General Meeting that (A) informs the Company of such Shareholder Director’s nomination and (B) sets forth such Shareholder Director’s name, business address, telephone number, and e-mail address. The Company may require any Shareholder Director to (i) provide the Company with a completed and executed copy of the Company’s standard director questionnaire applicable to all other Directors; (ii) provide the Company with the Shareholder Director’s written consent to a customary background check, which consent shall be provided promptly after the Shareholder Director is nominated to the Board; (iii) complete a reasonably satisfactory interview with the Nominating Committee (or similarly designated committee) and Board, which shall be completed as promptly as practicable following receipt of a completed director questionnaire; and (iv) provide such other information as the Company may reasonably request, including information that the Company is required to disclose with respect to such Shareholder Director pursuant to applicable Law or the rules of any securities exchange on which the Ordinary Shares are listed.

(ii)     The Nominating Committee shall evaluate each Shareholder Director and determine whether such candidate satisfies the qualifications contemplated by Section 2.1(d) (with such determination to be made in good faith and not to be unreasonably made, withheld or delayed). If the Nominating Committee so determines that such candidate satisfies such qualifications, then, unless otherwise required by its fiduciary duties (as determined in good faith by the Nominating Committee after consultation with legal counsel), the Nominating Committee shall recommend such Shareholder Director to the Board for inclusion in the slate of directors that is included in any proxy statement (or similar document) of the Company in respect of any General Meeting at which Directors are to be elected.

(iii)     In the event the Board or the Nominating Committee declines, in good faith, to approve any Shareholder Director, the Shareholder may propose a new nominee in accordance with the approval process described in this Section 2.1(d) until a nominee is approved in accordance with this Section. If the Company identifies any reason under applicable Law why a person proposed for appointment as a Director pursuant to Section 2.1(b) cannot be seated as a Director, then (x) the Company shall promptly notify the Shareholder of that fact and (y) the Company and the Shareholder shall cooperate in good faith to eliminate such impediment or the Shareholder shall identify another nominee in accordance with this Section 2.1.

Section 2.2    At any time the Shareholder or its Affiliates, in the aggregate, beneficially own at least 50% of the outstanding Ordinary Shares, the Shareholder agrees that it shall (and shall cause its respective Affiliates to) not take any action to attempt to remove any Director, other than a Shareholder Director, without cause.

Section 2.3    Assurances.

(a)    The Shareholder agrees that it shall (and shall cause its respective Affiliates to) cooperate in facilitating any action or right described in or required by this Agreement. Without limiting the generality of the foregoing, the Shareholder further agrees that it shall to the maximum extent permitted by law:

(i)     cause to be counted as present for purposes of establishing quorum and to vote (or cause to be voted) all shares of the Company that the Shareholder or its Affiliates (x) beneficially own and have the power to vote or cause the voting of or (y) over which the Shareholder holds proxies or powers of attorney, as the case may be, and take all other actions necessary to: (1) give effect to the provisions of this Agreement; (2) ensure that the Articles facilitate and do not at any time contravene, conflict with, or result in any violation or breach of, or otherwise frustrate any provision of this Agreement; and (3) ensure that the initial Board is comprised of the individuals set forth on Exhibit C of the Business Combination Agreement;

(ii)     cause to be counted as present for purposes of establishing a quorum and to vote (or cause to be voted) all shares of the Company that the Shareholder or its Affiliates (x) beneficially own and have the power to vote or cause the voting of or (y) over which the Shareholder holds proxies or powers of attorney, as the case may be, and take all actions to oppose (1) any action or proposal that is reasonably likely to impair, delay, frustrate or otherwise serve to interfere with any provision of this Agreement (including removing or supporting the removal of any Director) and (2) any shareholder proposal to amend, modify or supplement Article 11 of the Articles, or to amend, modify or supplement the Articles that would otherwise act as an amendment, modification or supplement to Article 11 of the Articles that is not supported by the Board; and

(iii)    not (1) solicit proxies or become a participant in any solicitation of proxies, or (2) cooperate in any way with, assist or participate in, knowingly encourage or otherwise facilitate or encourage any effort or attempt, in each case, that is reasonably likely to impair, delay, frustrate or otherwise serve to interfere with any provision of this Agreement.

(b)    The Company agrees that it shall (and shall cause its controlled Affiliates to) cooperate in facilitating any action or right described in or required by this Agreement. Without limiting the generality of the foregoing, the Company further agrees that it shall to the maximum extent permitted by law:

(i)    take all actions necessary to: (1) give effect to the provisions of this Agreement (including (x) nominating each Shareholder Director as part of the slate that is included in any proxy statement (or similar document) of the Company in respect of any General Meeting at which Directors are to be elected, (y) supporting the election of such Shareholder Director in a manner substantially similar to the support it provides to any other individual standing for election as a Director as part of the Company’s slate of directors) and (2) submit proposals to the General Meeting of any other amendment, modification or supplement of the Articles to ensure that the Articles do not at any time contravene, conflict with, or result in any violation or breach of, or otherwise frustrate any provision of this Agreement;

(ii)    take all actions to oppose: (1) any action or proposal that is reasonably likely to impair, delay, frustrate or otherwise serve to interfere with any provision of this Agreement (including (x) removing or supporting the removal of any Shareholder Director (except at the direction of the Shareholder) or (y) nominating a number of Director nominees for any election of Directors that exceeds the number of Directors to be elected at any General Meeting or otherwise impairing, delaying, frustrating or otherwise interfering with the rights of the Shareholder set forth in this Article II), and (2) any amendment, modification or supplement of the Articles that would contravene, conflict with, result in any violation or breach of any provision or otherwise frustrate any provision of this Agreement; and

(iii)    not (1) solicit proxies or participate in a solicitation, (2) assist any Person in taking or planning any action, or (3) cooperate in any way with, assist or participate in, knowingly encourage or otherwise facilitate or encourage any effort or attempt, in each case, that is reasonably likely to impair, delay, frustrate or otherwise serve to interfere with any provision of this Agreement (including the rights of the Shareholder set forth in this Article II).

ARTICLE III

TERMINATION

Section 3.1    Termination. Notwithstanding anything in this Agreement to the contrary, unless earlier terminated by the mutual agreement of the Company and the Shareholder, this Agreement shall automatically terminate upon the date on which the Shareholder or its Affiliates cease to beneficially own, in the aggregate, 30% of the outstanding Ordinary Shares. Upon such termination, the Shareholder shall not have or owe any of the rights or obligations set forth therein (including, for the avoidance of doubt, the rights set forth in Article II). No termination under this Agreement shall relieve any Person of liability for breach prior to termination.

ARTICLE IV

MISCELLANEOUS

Section 4.1    [Reserved].

Section 4.2    [Reserved].

Section 4.3    Notices. Any notice or communication under this Agreement must be in writing and given by (a) deposit in the mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service providing evidence of delivery, or (c) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: 1, rue Peternelchen, L-2370 Howald, Luxembourg, Attention: Daniel Chin, chin@arrival.com, and, if to the Shareholder, to: 1 rue Peternelchen, L-2370 Howald, Luxembourg, Attention: Csaba Horvath, horvath@kinetik.vc. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 4.3.

Section 4.4    Recapitalization. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all equity securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in conversion of, in exchange for or in substitution of, the shares of the Company and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof. The Company shall cause any successor or assign (whether by merger, consolidation, sale of assets or otherwise) to assume this Agreement or enter into a new Nomination Agreement with the Shareholder on terms substantially the same as this Agreement as a condition of any such transaction.

Section 4.5    Amendment. The terms and provisions of this Agreement may only be amended, modified or waived at any time and from time to time by a writing executed by the Company and the Shareholder.

Section 4.6    Successors and Assigns. The rights and obligations of each party hereto may not be assigned, in whole or in part, without the written consent of the Company; provided, further, that such assignee shall only be admitted as a party hereunder upon its, his or her execution and delivery of a joinder agreement agreeing to be bound by the terms and conditions of this Agreement as if such Person were a party hereto (together with any other documents the assigning Shareholder and the Company mutually determine are necessary or desirable to make such Person a party hereto), whereupon such Person will be treated as the Shareholder for all purposes of this Agreement, with the same rights, benefits and obligations hereunder as the Shareholder. For the avoidance of doubt, in no event shall the transfer of Ordinary Shares by the Shareholder or its Affiliates be deemed an assignment of the rights and obligations as contemplated by the preceding sentence.

Section 4.7    Binding Effect. Except as otherwise provided in this Agreement, the terms and provisions of this Agreement shall be binding on and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns.

Section 4.8    No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any Person not a party hereto any right, remedy or claim under or by virtue of this Agreement.

Section 4.9    Governing Law; Jurisdiction. This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with Luxembourg law. The Company and the Shareholder irrevocably agree that the courts of Luxembourg City (Grand Duchy of Luxembourg) have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement.

Section 4.10    Immunity Waiver. The Company hereby irrevocably waives, to the fullest extent permitted by law, any immunity to jurisdiction to which it may otherwise be entitled (including immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or based on this Agreement.

Section 4.11    Entire Agreement. This Agreement sets forth the entire agreement among the parties hereto with respect to the subject matter hereof. Any prior agreements or understandings among the parties hereto regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

Section 4.12    Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.13    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, portable document format (.pdf) or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

ARRIVAL

By:	/s/ F. Peter Cuneo
	Name:	F. Peter Cuneo
	Title:	Chairman

SHAREHOLDER

KINETIK S.À R.L.

By:	/s/ Csaba Horvath
	Name:	Csaba Horvath
	Title:	Manager

By:	/s/ Gilles Dusemon
	Name:	Gilles Dusemon
	Title:	Manager